iShares Trust (the “Trust”), iShares, Inc., iShares MSCI Emerging Markets Small Cap Index Fund, Inc. and iShares MSCI Russia Capped Index Fund, Inc.  (together, the “Companies”)

OFFICER’S CERTIFICATE

I, Brian F. Link, Assistant Secretary of the Trust and the Companies, hereby certify that the following resolutions were adopted by the Board of Trustees of the Trust and the Board of Directors of the Companies (including those who are not “interested persons” of the Trust and the Company as defined in the 1940 Act) at meetings duly called and held on April 20, 2010 and June 15-16, 2010, as indicated, at which quorums were present and acting throughout, and that such resolutions have not been rescinded or modified as of the date set forth below:

(April 20, 2010 - iShares Trust and iShares, Inc.)

RESOLVED, the Boards of the Companies, including a majority of the Independent Trustees/Directors, hereby approve the extension from June 30, 2010 until November 1, 2010 of the joint insured fidelity bond written by Great American Insurance Company in the aggregate amount of $15,000,000 covering the Trust and the Company in accordance with the requirements of Rule 17g-1 promulgated by the SEC under Section 17(g) of the 1940 Act.

(June 15-16, 2010 - the Trust and Companies)

RESOLVED, that the Boards of the Companies, including a majority of the Independent Trustees/Directors, hereby determine that participation by iShares MSCI Russia Capped Index Fund, Inc. and iShares MSCI Emerging Markets Small Cap Index Fund, Inc. (collectively, the “New Registrants”) in the fidelity bond in the amount of $15 million for the period ending November 1, 2010 conforming with the requirements of Rule 17g-1 under the 1940 Act, designed to protect the series of the Company against larceny and embezzlement, is in the best interests of each of the Trust and the Company; and

FURTHER RESOLVED, that the Boards of the Companies, including a majority of the Independent Trustees/Directors, hereby approve, ratify and confirm the addition of the New Registrants to the Joint Insureds Agreement; and

FURTHER RESOLVED, that the Joint Insureds Agreement with respect to the insurance polices, in the form presented at this meeting, be, and it hereby is, ratified and approved by the Trustees/Directors of each of the Trust and the Company, including a majority of the Independent Trustees/Directors.

IN WITNESS WHEREOF, I hereunto sign my name this 30th day of July 2010.

/s/ Brian F. Link
Assistant Secretary